Exhibit 99
TI reports 3Q13 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (Oct. 21, 2013) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported third-quarter revenue of $3.24 billion, net income of $629 million and earnings per share of 56 cents.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

•	“Our third-quarter performance reflects the positive structural changes we’ve made at TI over the past few years as we’ve focused on Analog and Embedded Processing.

•
“Our revenue in the quarter was up 6 percent sequentially.  Excluding the legacy wireless products, revenue grew 10 percent sequentially.  Our book-to-bill ratio was 0.97, consistent with an expected seasonal revenue decline in the fourth quarter.

•
“Analog and Embedded Processing are now 80 percent of TI’s revenue, eight points higher than a year ago.  The combined revenue from these two businesses grew 10 percent sequentially and 7 percent from a year ago.  Our legacy wireless products declined to less than 2 percent of revenue.

•
“Earnings per share were higher than expected due to better revenue and gross profit, tight expense control and discrete tax items.  Gross margin of 54.8 percent was an all-time high for TI, exceeding the prior record set in the third quarter of 2010, even though both revenue and factory utilization were lower.  We believe this reflects the increased quality of revenue that comes from our focus on Analog and Embedded Processing and the efficiency of our manufacturing strategy.

•
“Our business model continues to generate strong cash flow from operations.  Free cash flow for the trailing 12 months was almost $3 billion, up 4 percent compared with a year ago.  Free cash flow was 24 percent of revenue, consistent with our target of 20-25 percent.

•
“We returned $1.0 billion to shareholders through dividends and stock repurchases in the third quarter.  For the trailing 12 months, the return to shareholders totaled $3.8 billion or 133 percent of free cash flow.  In the quarter, we announced a dividend increase, our second in 2013.  In total, we have increased our dividend by 43 percent this year, resulting in an annualized rate of $1.20 per share.  Our strategy to return to shareholders all of our free cash flow not needed for debt repayment reflects our confidence in the long-term sustainability of our Analog and Embedded Processing business model.

•
“Our balance sheet remains strong, with $3.6 billion of cash and short-term investments at the end of the quarter, 82 percent owned by the company’s U.S. entities.  Inventory days were 106, up from 101 a year ago, and consistent with our model of 105-115 days.

•
“At the mid-point of our fourth-quarter guidance range, revenue would decline 8 percent sequentially and be about even with the fourth quarter of 2012.  Excluding legacy wireless revenue, which should decline to about $50 million in the fourth quarter, the mid-point of our outlook would deliver 8 percent growth from a year ago.”

Free cash flow and revenue excluding legacy wireless are non-GAAP financial measures.  Free cash flow is Cash flow from operations less Capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	3Q13	3Q12	Change
Revenue	$3,244	$3,390	-4%
Operating profit	$844	$840	0%
Net income	$629	$784	-20%
Earnings per share	$.56	$.67	-16%

Cash generation

Amounts are in millions of dollars.

		Trailing 12 Months
	3Q13	3Q13	3Q12	Change
Cash flow from operations	$1,151	$3,270	$3,298	-1%
Capital expenditures	$124	$402	$551	-27%
Free cash flow	$1,027	$2,868	$2,747	4%
Free cash flow % of revenue	32%	24%	21%

Capital expenditures for the last 12 months were 3 percent of revenue.

Cash return

Amounts are in millions of dollars.

		Trailing 12 Months
	3Q13	3Q13	Percentage of Free Cash Flow
Dividends paid	$308	$1,084	38%
Stock repurchases	$734	$2,734	95%
Total cash returned	$1,042	$3,818	133%

Outlook

For the fourth quarter of 2013, TI expects:

•	Revenue: $2.86 – 3.10 billion
•	Earnings per share: $0.42 – 0.50

TI will update its fourth-quarter outlook on December 9, 2013.

For the full year of 2013, TI continues to expect approximately the following:
•	R&D expense: $1.5 billion
•	Capital expenditures: $0.5 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 24 percent

Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Sept. 30, 2013	Sept. 30, 2012	Jun. 30, 2013

Revenue	$3,244	$3,390	$3,047
Cost of revenue	1,465	1,650	1,477
Gross profit	1,779	1,740	1,570
Research and development (R&D)	368	463	389
Selling, general and administrative (SG&A)	465	453	471
Acquisition charges	86	106	86
Restructuring charges/other	16	(122)	(282)
Operating profit	844	840	906
Other income (expense), net	(4)	24	--
Interest and debt expense	24	21	24
Income before income taxes	816	843	882
Provision for income taxes	187	59	222
Net income	$629	$784	$660

Earnings per common share:
Basic	$.56	$.68	$.59
Diluted	$.56	$.67	$.58

Average shares outstanding (millions):
Basic	1,096	1,130	1,103
Diluted	1,111	1,141	1,117

Cash dividends declared per share of common stock	$.28	$.17	$.28

Percentage of revenue:
Gross profit	54.8%	51.3%	51.5%
R&D	11.3%	13.6%	12.8%
SG&A	14.4%	13.4%	15.5%
Operating profit	26.0%	24.8%	29.7%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded is $11 million, $14 million and $11 million for the quarters ending September 30, 2013, September 30, 2012, and June 30, 2013, respectively.

Consolidated Balance Sheets
(Millions of dollars, except share amounts)
	Sept. 30, 2013	Sept. 30, 2012	Jun. 30, 2013
Assets
Current assets:
Cash and cash equivalents	$1,435	$1,210	$1,180
Short-term investments	2,158	2,451	2,064
Accounts receivable, net of allowances of ($29), ($23) and ($31)	1,524	1,623	1,491
Raw materials	107	124	101
Work in process	954	988	926
Finished goods	665	736	693
Inventories	1,726	1,848	1,720
Deferred income taxes	1,039	1,043	1,070
Prepaid expenses and other current assets	219	409	513
Total current assets	8,101	8,584	8,038
Property, plant and equipment at cost	6,539	6,806	6,679
Less accumulated depreciation	(3,030)	(2,751)	(3,068)
Property, plant and equipment, net	3,509	4,055	3,611
Long-term investments	210	225	203
Goodwill, net	4,362	4,452	4,362
Acquisition-related intangibles, net	2,305	2,643	2,388
Deferred income taxes	227	199	253
Capitalized software licenses, net	139	166	159
Overfunded retirement plans	119	29	106
Other assets	272	161	278
Total assets	$19,244	$20,514	$19,398

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,000	$1,500	$1,000
Accounts payable	426	501	437
Accrued compensation	567	552	463
Income taxes payable	37	106	218
Deferred income taxes	2	3	2
Accrued expenses and other liabilities	691	766	682
Total current liabilities	2,723	3,428	2,802
Long-term debt	4,161	4,190	4,165
Underfunded retirement plans	253	350	240
Deferred income taxes	564	593	584
Deferred credits and other liabilities	492	550	539
Total liabilities	8,193	9,111	8,330
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued – 1,740,815,939	1,741	1,741	1,741
Paid-in capital	1,125	1,193	1,117
Retained earnings	27,993	27,179	27,677
Less treasury common stock at cost: Shares: Sept. 30, 2013 – 646,252,825; Sept. 30, 2012 – 620,012,959; Jun. 30, 2013 – 639,643,135	(19,236)	(18,093)	(18,877)
Accumulated other comprehensive income (loss), net of taxes	(572)	(617)	(590)
Total stockholders’ equity	11,051	11,403	11,068
Total liabilities and stockholders’ equity	$19,244	$20,514	$19,398

Consolidated Statements of Cash Flows
(Millions of dollars)

For Three Months Ended
	Sept. 30, 2013	Sept. 30, 2012	Jun. 30, 2013
Cash flows from operating activities:
Net income	$629	$784	$660
Adjustments to net income:
Depreciation	217	241	221
Amortization of acquisition-related intangibles	83	86	85
Stock-based compensation	71	66	75
Gains on sales of assets	(3)	--	--
Deferred income taxes	30	119	(54)
Gain on transfer of Japan substitutional pension	--	(144)	--
Increase (decrease) from changes in:
Accounts receivable	(30)	18	(160)
Inventories	(6)	37	(20)
Prepaid expenses and other current assets	229	25	(304)
Accounts payable and accrued expenses	(17)	(9)	(36)
Accrued compensation	96	95	95
Income taxes payable	(173)	(141)	115
Changes in funded status of retirement plans	30	6	23
Other	(5)	21	(26)
Cash flows from operating activities	1,151	1,204	674

Cash flows from investing activities:
Capital expenditures	(124)	(149)	(97)
Proceeds from asset sales	3	--	--
Purchases of short-term investments	(775)	(1,484)	(1,866)
Proceeds from short-term investments	681	173	2,268
Purchases of long-term investments	--	--	(1)
Proceeds from long-term investments	3	20	6
Cash flows from investing activities	(212)	(1,440)	310

Cash flows from financing activities:
Proceeds from issuance of long-term debt	--	1,492	986
Repayment of debt and commercial paper borrowings	--	(500)	(1,500)
Dividends paid	(308)	(194)	(309)
Stock repurchases	(734)	(600)	(721)
Proceeds from common stock transactions	349	63	343
Excess tax benefit from share-based payments	9	3	11
Other	--	(10)	(7)
Cash flows from financing activities	(684)	254	(1,197)
Net change in cash and cash equivalents	255	18	(213)
Cash and cash equivalents, beginning of period	1,180	1,192	1,393
Cash and cash equivalents, end of period	$1,435	$1,210	$1,180

Certain amounts in prior periods' financial statements have been reclassified to conform to the current presentation.

3Q13 segment results

	3Q13	3Q12	Change	2Q13	Change
Analog:
Revenue	$1,931	$1,843	5%	$1,745	11%
Operating profit	$583	$460	27%	$416	40%
Embedded Processing:
Revenue	$668	$591	13%	$618	8%
Operating profit	$83	$60	38%	$54	54%
Other:
Revenue	$645	$956	-33%	$684	-6%
Operating profit*	$178	$320	-44%	$436	-59%
*  Includes Acquisition charges and Restructuring charges/other.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•
Compared with a year ago, revenue increased primarily due to higher Silicon Valley Analog revenue.  High Performance Analog and Power Management revenue also increased, while High Volume Analog & Logic revenue was about even.

•	Compared with the prior quarter, revenue grew due to higher revenue from all four product lines, with Power Management up the most.
•	Operating profit increased from a year ago due to higher gross profit. Compared with the prior quarter, operating profit increased due to higher revenue and associated gross profit.

Embedded Processing:  (includes Processors, Microcontrollers and Connectivity)
•	Compared with the year-ago quarter, the increase in revenue was due to growth in all three product lines.
•	Compared with the prior quarter, revenue increased primarily due to Processors. Revenue from Microcontrollers and Connectivity also increased.
•
Operating profit increased from a year ago due to higher revenue and associated gross profit, which was partially offset by higher operating expenses.  Compared with the prior quarter, operating profit increased due to higher revenue and associated gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators, royalties and legacy wireless products)
•
Compared with the year-ago quarter, revenue declined primarily due to lower revenue from legacy wireless products, and to a lesser extent, the nonrecurrence of business interruption insurance proceeds that were in the year-ago quarter.  Revenue from DLP and custom ASIC products also declined, while revenue from calculators and royalties increased.

•
Compared with the prior quarter, revenue declined due to lower revenue from legacy wireless products.  Revenue from calculators, custom ASIC products and royalties increased.   Revenue from DLP products was about even.

•
Operating profit decreased from a year ago due to lower revenue and associated gross profit and higher Restructuring charges/other, which resulted from the nonrecurrence of a gain from a change in a Japan pension program in the year-ago quarter.  These were partially offset by lower operating expenses resulting from the wind-down of the legacy wireless operations.  Operating profit decreased from the prior quarter due to higher Restructuring charges/other, which in the prior quarter included a gain from the transfer of wireless connectivity technology to a customer.

Non-GAAP financial information

Revenue excluding legacy wireless

This release includes references to TI’s revenue and revenue outlook excluding legacy wireless products.  These measures, which were not prepared in accordance with generally accepted accounting principles (GAAP) in the United States, provide investors with insight into TI’s underlying business results and are supplemental to the comparable GAAP measure.

TEXAS INSTRUMENTS INCORPORATED
 (Millions of dollars)

	For Three Months Ended

	Sept. 30, 2013	Jun. 30, 2013	Change

Revenue (GAAP)	$3,244	$3,047	6%
Less legacy wireless revenue	57	148
TI Revenue less legacy wireless revenue (non-GAAP)	$3,187	$2,899	10%

	For Three Months Ended

	Dec. 31, 2013 (Expected)		Dec. 31, 2012	Change

Revenue (GAAP)	$2,980	(a)	$2,979	0%
Less legacy wireless revenue	50		270
TI Revenue less legacy wireless revenue (non-GAAP)	$2,930	$2,709	8%

(a) Represents the mid-point of the revenue guidance of $2.86 – 3.10 billion provided in the Outlook section of this release.  The amount was determined by calculating the average of the low point and high point of that range.

Free cash flow

This release also includes references to free cash flow and various ratios based on that measure.  These are financial measures that were not prepared in accordance with GAAP.  Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure of Cash flow from operating activities (also referred to as Cash flow from operations).

The free cash flow measures were compared to the following GAAP items to determine the various non-GAAP ratios presented below and referred to in the release:  Revenue, Dividends paid and Stock repurchases.  Reconciliation to the most directly comparable GAAP-based ratios is provided in the table below.

The company believes these non-GAAP measures provide insight into its liquidity, its cash-generating capability and the amount of cash available to return to investors as well as insight into its financial performance.  These non-GAAP measures are supplemental to the comparable GAAP measures.

TEXAS INSTRUMENTS INCORPORATED
(Millions of dollars)

	For the Twelve Months Ended Sept. 30, 2013	Percentage of Revenue	For the Twelve Months Ended Sept. 30, 2012	Percentage of Revenue

Revenue	$12,155		$13,266

Cash flow from operations (GAAP)	$3,270	27%	$3,298	25%
Less Capital expenditures	402	3%	551	4%
Free cash flow (non-GAAP)	$2,868	24%	$2,747	21%

	For the Twelve Months Ended Sept. 30, 2013	Percentage of Cash Flow from Operations (GAAP)	Percentage of Free Cash Flow (Non-GAAP)

Dividends paid	$1,084	33%	38%
Stock repurchases	2,734	84%	95%
Total cash returned to shareholders	$3,818	117%	133%

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial, consumer electronics and automotive;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt;
•
TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings; and

•	Breaches of our information technology systems.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-K for the year ended December 31, 2012.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors.  By employing the world’s brightest minds, TI creates innovations that shape the future of technology.  TI is helping more than 100,000 customers transform the future, today.  Learn more at www.ti.com.

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